UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2018

The 2018 Annual Meeting of Stockholders of Endurance International Group Holdings, Inc. will be held on Wednesday, May 23, 2018 at 2:00 p.m., Eastern time, at Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class II directors nominated by our Board of Directors, each to serve for a term ending in 2021, or until his successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2018; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on March 26, 2018, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you are a stockholder of record, please vote over the internet at www.proxyvote.com, by telephone at (800) 690-6903 or, if you elected to receive printed materials, by mail. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

You may obtain directions to the location of the Annual Meeting on our website at http://ir.endurance.com/events-and-presentations. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and—if you are a beneficial owner of shares held in “street name”—proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, May 18, 2018 to Angela White at 781-852-3250, or by e-mail to ir@endurance.com.

By Order of the Board of Directors,

DAVID C. BRYSON

Secretary

April 13, 2018

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

PROXY STATEMENT

For the 2018 Annual Meeting of Stockholders on May 23, 2018

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2018 Annual Meeting of Stockholders, to be held on Wednesday, May 23, 2018 at 2:00 p.m., Eastern time, at Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement, the accompanying proxy card and our 2017 Annual Report to Stockholders were first made available to stockholders on or about April 13, 2018.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2018 Annual Meeting of Stockholders on May 23, 2018

This proxy statement and the 2017 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Endurance International Group Holdings, Inc.

Attn: Investor Relations

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Telephone: (781) 852-3250

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.    We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2018 Annual Meeting of Stockholders, or Annual Meeting, to be held at Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803 on Wednesday, May 23, 2018 at 2:00 p.m., Eastern time.

Q. Who can vote at the Annual Meeting?

A.    Our Board has fixed March 26, 2018 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

        On the record date, we had 141,628,436 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I gain admission to the Annual Meeting?

A.    We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. If you are a record owner and your shares are registered directly in your name, you must bring a valid, government-issued photo identification. If you are a beneficial owner of shares held in “street name,” meaning they are held for your account by a broker or other nominee, you must bring a valid, government-issued photo identification and proof of beneficial ownership, such as: 1) a copy of the voting information form from your bank or broker with your name on it; 2) a letter from your bank or broker stating that you owned shares of our common stock as of the record date; or 3) an original brokerage account statement indicating that you owned shares of our common stock as of the record date.

        Stockholders are encouraged to attend the meeting. If you plan on attending, we ask that you please RSVP by Friday, May 18, 2018 to Angela White at 781-852-3250, or by e-mail to ir@endurance.com.

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)   Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com, and follow the instructions provided on the Notice of Internet Availability of Proxy Materials you received. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern time, on May 22, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)   By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on May 22, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)   By Mail: If you elected to receive printed materials, you may complete and sign your proxy card included with those materials and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than May 22, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)   In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)   By Mail: If you have elected to receive printed materials, you will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)   In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. A legal proxy is not the form of proxy included with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a legal proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)   Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern time, on May 22, 2018.

(2)   If you have elected to receive printed materials, sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than May 22, 2018, will be counted.

(3)   Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?

A.    If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning a proxy card via the mail or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 3) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.    A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy through the mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on non-discretionary matters. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A. Proposal 1—Election of Three Class II Directors

        The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, a nominee for Class II director will be elected if the votes cast “FOR” the nominee’s election at the Annual Meeting exceed the votes cast “AGAINST” the nominee’s election. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any nominee and will be treated as “broker non-votes.” Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 1. If you vote to ABSTAIN, your shares will not be voted FOR or AGAINST the nominee and will not be counted as votes cast. Voting to ABSTAIN will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR all nominees;

• vote FOR one or more nominees and AGAINST the other nominee(s);

• AGAINST all nominees; or

• ABSTAIN from voting with respect to all or specific nominees.

Proposal 2—Non-Binding Advisory “Say-on-Pay” Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3—Ratification of Appointment of Independent Auditors

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder approval of our Audit Committee’s appointment of BDO USA, LLP, or BDO, as our independent auditors for the year ending December 31, 2018 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2018.

Q. What happens if the votes cast “FOR” an incumbent director nominee do not exceed the votes cast “AGAINST” such nominee in an uncontested election?

A.    Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a Class II Director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must tender to the Board an irrevocable resignation that will become effective upon both (i) only in the case of an uncontested election, the candidate’s failure to receive the required vote and (ii) Board acceptance of such resignation. If any incumbent director does not receive the required vote in an uncontested election, the Board will decide (based on the recommendation of a committee of independent directors) whether to accept the director’s resignation within 90 days after the election results are certified. We will promptly publicly disclose the Board’s decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may decrease the size of the Board in accordance with our amended and restated bylaws. Our Corporate Governance Guidelines are posted on our website at http://ir.endurance.com/corporate-governance.

Q. Are there other matters to be voted on at the Annual Meeting?

A.    We do not know of any matters that may come before the Annual Meeting other than the election of three Class II directors, the advisory “say-on-pay” vote, and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. Who bears the costs of soliciting these proxies?

A.    We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth the name, age and position of each of our directors as of March 26, 2018.

Name	Age	Position

Jeffrey H. Fox	56	President, Chief Executive Officer and Director

James C. Neary(2)(3)	53	Chairman of the Board

Dale Crandall(1)	76	Director

Joseph P. DiSabato(2)(3)	51	Director

Tomas Gorny	42	Director

Michael Hayford(1)	58	Director

Peter J. Perrone(1)	50	Director

Chandler J. Reedy(3)	37	Director

Justin L. Sadrian(2)	45	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Jeffrey H. Fox has served as a director and president and chief executive officer of our company since August 2017. Mr. Fox is a principal of The Circumference Group LLC, an investment and advisory firm which he founded in 2009. He was president and chief executive officer of Convergys Corporation, a customer management company, from 2010 to November 2012, and has served as chairman of its board of directors since 2012. Prior to that, Mr. Fox held multiple senior leadership roles at Alltel Corporation over a 13 year period, including chief operating officer, Group President—Shared Services, and Group President—Alltel Information Services. In addition to his board position at Convergys Corporation, Mr. Fox currently serves on the board of Avis-Budget, Inc., and within the last five years, he has served on the board of Blackhawk Network Holdings, Inc. We believe Mr. Fox is qualified to serve on our Board due to his extensive experience leading strategy and operations for public companies in the technology, information services and telecom industries.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Neary is head of the firm’s industrial and business services group and a member of the firm’s executive management group. From 2010 to 2013, he led the firm’s late-stage efforts in the technology and business services sectors. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is a director of Wex Inc., and within the last five years, Mr. Neary has served on the board of Fidelity National Information Services, Inc. We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his deep familiarity with our company.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director of Bridgepoint Education, Inc. Previously, Mr. Crandall served as lead trustee of The Dodge & Cox Mutual Funds, and as a director of Ansell Limited, Coventry Health Care, Inc. and Metavante Technologies, Inc. We believe Mr. Crandall is qualified to serve on our Board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Principal Investment Area since 2000. We believe Mr. DiSabato is qualified to serve on our Board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Tomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc. from 2001 to 2007 and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in internet and technology companies, where he has served since 2008 when he co-founded the company. We believe Mr. Gorny is qualified to serve on our Board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Michael D. Hayford has served as a director of our company since June 2013. From October 2009 until his retirement in June 2013, Mr. Hayford served as the chief financial officer at Fidelity National Information Services, Inc. Prior to joining Fidelity National Information Services, Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the chief operating officer at Metavante Technologies from May 2006 through September 2009 and as the president from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford served on the board of Metavante Technologies. Mr. Hayford is a member of the board of directors and chairman of the audit committee of West Bend Mutual Insurance Company. We believe Mr. Hayford is qualified to serve on our Board due to his extensive executive leadership and management experience, as well as his background in financial reporting and accounting matters.

Peter J. Perrone has served as a director of our company since December 2011. Mr. Perrone is the chief financial officer at AtScale, Inc., a business intelligence and big data analytics company, where he has served since September 2017. Previously, Mr. Perrone served as the chief financial officer of Percolate Industries, Inc., a marketing technology company, from December 2015 to August 2017, and was with Limelight Networks, Inc., a digital presence management company, where he served as its chief financial officer from November 2013 to December 2015, and as its senior vice president from August 2013 to November 2013. Mr. Perrone also served as a director of Limelight Networks from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. We believe Mr. Perrone is qualified to serve on our Board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a managing director and partner at Warburg Pincus, where he has also served as an associate and as a principal, and joined the firm in 2004. Mr. Reedy leads the firm’s late-stage investments in the technology and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. We believe Mr. Reedy is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian focuses on the firm’s media, internet and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Within the last five years, Mr. Sadrian has served on the board of Grubhub Inc. We believe Mr. Sadrian is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our Board currently consists of nine members. The current members of our Board were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See page 15 under “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our Board, and investment funds and entities affiliated with Goldman Sachs designated Mr. DiSabato, for election to our Board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, each of whose members will serve for staggered three year terms. The members of the classes are divided as follows:

•	the Class I directors are Messrs. Hayford, Perrone and Reedy, and their terms will expire at our annual meeting of stockholders held in 2020;

•	the Class II directors are Messrs. Crandall, Gorny and Sadrian, and their terms will expire at this Annual Meeting; and

•	the Class III directors are Messrs. DiSabato, Fox and Neary, and their terms will expire at our annual meeting of stockholders held in 2019.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our initial public offering, or IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs are entitled to designate one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by our Board, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a director will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the composition of the Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Fox and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board also determined that Messrs. Crandall, Hayford and Perrone, who are members of our Audit Committee, Messrs. DiSabato, Neary and Sadrian, who comprise our Compensation Committee, and Messrs. DiSabato, Neary and Reedy, who comprise our Nominating and Corporate Governance Committee, satisfy the respective independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the Board and chief executive officer may be separated or combined. Our Board has considered its leadership structure and determined that at this time, the roles of chairman of the Board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer, Mr. Fox, to focus on running the business, while the chairman of our Board, Mr. Neary, leads the Board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our Board since December 2011, and our Board believes that he is well situated to lead the Board in these responsibilities. Our Board believes this leadership structure is appropriate at the current time because it balances independent oversight and operational execution.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance Committees, each of which operates under a charter that has been approved by our Board. A copy of each committee’s charter has been posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The members of our Audit Committee are Messrs. Crandall, Hayford and Perrone. The Audit Committee met thirteen times during 2017 and acted by written consent twice.

Our Board has determined that Mr. Crandall is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our Board with respect to director compensation;

•	periodically reviewing and making recommendations to our Board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”; and

•	preparing the Compensation Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

The members of our Compensation Committee are Messrs. DiSabato, Neary and Sadrian. The Compensation Committee met five times during 2017 and acted by written consent nine times. For additional information about the role and responsibilities of our Compensation Committee, see page 26 under “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Oversight of Executive Compensation Program.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of our Nominating and Corporate Governance Committee are Messrs. DiSabato, Neary and Reedy. The Nominating and Corporate Governance Committee met three times during 2017 and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during 2017, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor has any member ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the code.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates (other than directors appointed by Warburg Pincus and Goldman Sachs pursuant to our stockholders agreement) includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The director biographies on pages 7 to 8 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses talents and experience that will contribute to our success.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2019 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met, either in person or telephonically, ten times during 2017 and acted by written consent twelve times. During 2017, each incumbent director attended at least 75% of the aggregate of the number of Board meetings held while he was a member of the Board and the number of meetings held by all committees on which he then served.

Our directors are invited to attend our annual meetings of stockholders, but are not required to do so. None of our current directors attended our 2017 annual meeting of stockholders. Mr. Fox did not join us as president, chief executive officer and a member of our Board until after our 2017 annual meeting of stockholders.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Board, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are generally forwarded to all directors, or to specified individual directors, if applicable, if they relate to important substantive matters and include suggestions or comments that our chief legal officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board should address such communications to Board of Directors, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803.

Executive Officers Who Are Not Directors

The following table sets forth the name, age and position of each of our executive officers who are not also directors as of March 26, 2018.

Name	Age	Position

Marc Montagner	56	Chief Financial Officer

John Orlando	52	Chief Marketing Officer

David C. Bryson	65	Chief Legal Officer

Marc Montagner has served as our chief financial officer since September 2015. From May 2017 to February 2018, Mr. Montagner also served as our interim chief operating officer. Mr. Montagner was previously chief financial officer at LightSquared, Inc. (now Ligado Networks) from January 2012 until August 2015. Previously, he had been executive vice president of sales, marketing and strategy at LightSquared from 2009 to 2010. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2010 to December 2011, Mr. Montagner served as managing partner of DuPont Circle Partners LLC. Prior to joining LightSquared in February of 2009, Mr. Montagner was managing director and co-head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until 2006, he was senior vice president, corporate development and M&A with the Sprint Nextel Corporation. Prior to 2002, Mr. Montagner was a managing director in the Media and Telecom Group at Morgan Stanley.

John Orlando has served as our chief marketing officer since August 2016. Prior to joining Endurance, Mr. Orlando held several positions at Constant Contact, Inc., which we acquired in February 2016. Mr. Orlando served as chief marketing officer of Constant Contact from January 2016 to August 2016, vice president of customer and product marketing from October 2014 to January 2016 and vice president of product marketing from September 2013 to October 2014. From 2012 to 2013, Mr. Orlando was general manager and chief operating officer of RoundBuzz, a subsidiary of Sixth Sense Media, and from 2010 to 2012 he served as executive vice president of worldwide marketing and business development of Sixth Sense Media.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston Financial Corporation.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2017 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Commercial Arrangements with Related Parties

Tregaron India Holdings, LLC, dba GlowTouch Technologies, provides us with a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, marketing support, network monitoring, engineering and development support and web design and web building services. Certain of these services are provided to us by GlowTouch Technologies through its affiliates, including Diya Systems (Mangalore) Private Limited, or Diya, Glowtouch Technologies Pvt. Ltd, or Glowtouch, and Touch Web Designs, LLC, or Touch Web.

Diya provides outsourced sales and support services, as well as electricity and associated IT systems, to certain of our India-based businesses. Diya also leases office space to us pursuant to a deed of lease which extends through March 31, 2022, although we may terminate the lease early subject to payment of specified termination fees. Currently, rent under the lease is approximately $15,000 per month based on current exchange rates and increases by 5% annually through the end of the term.

Vidya Ravichandran and Indira Ravichandran, the sister and mother, respectively, of Hari Ravichandran, our former chief executive officer and current holder of more than 5% of our capital stock, together with Vidya Ravichandran’s spouse, are collectively majority owners of GlowTouch Technologies. Dr. V. Ravichandran, the father of Hari Ravichandran, is director of both Diya and Glowtouch and Indira Ravichandran is managing director of Diya and director of Glowtouch. Dr. V. Ravichandran and Indira Ravichandran are both members of the boards of directors of Diya and Glowtouch. Vidya Ravichandran is president of GlowTouch Technologies and Touch Web. In 2017, we recorded expenses of $14.8 million for the services provided to us and office space leased to us by GlowTouch Technologies and its affiliates.

Interactive Business Services, LLC, or IBS, provides website security and performance products that we and IBS offer to our customer base. Mr. Ravichandran and our director Mr. Gorny own a majority of IBS. Under our primary agreement with IBS, we pay IBS $675,000 per year for specified website security products provided to our customers. The agreement also involves revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security products for our major U.S. operated brands. The agreement has an initial term of five years ending in November 2019, although we may terminate it early subject to payment of specified termination fees. We may also terminate the agreement without penalty if IBS does not meet its minimum sales commitment for specified periods or in certain other specified circumstances. We also have two much smaller agreements with IBS relating to our India business and a small non-strategic web hosting brand, respectively, pursuant to which we pay IBS a revenue share for sales of IBS products and services and exclusively offer IBS for website security solutions to customers of these businesses. In 2017, we recorded expenses of $4.3 million in connection with our relationship with IBS, including these two smaller agreements.

Nextiva, Inc., or Nextiva, provides voice over internet protocol, or VOIP, phone services to several of our office locations including Burlington, Massachusetts and Tempe, Arizona. Mr. Gorny is the chief executive officer, a director and the majority owner of Nextiva. In 2017, we paid Nextiva approximately $145,000 for VOIP phone services.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 25, 2013, or the 2013 registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. As of March 26, 2018, holders of a total of 65,693,919 shares of our common stock have the right to require us to register these shares under the Securities Act of 1933, as amended, or the Securities Act, under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

We may be required by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the 2013 registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50 million, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50 million. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be registered and our right to delay a registration statement under specified circumstances. Pursuant to the 2013 registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is completed.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, which we refer to as the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement are described below.

Director Designees; Chairman

Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Removal of Directors

Any director designated by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs, as applicable.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our Board and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our Board, in each case, a quorum of our Board will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our Board fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our Board.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our Board, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our Board, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our Board;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our Board;

•	except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•	incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the credit agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our Board, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers, as applicable.

Although directors designated for election to our Board by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

Transactions with Goldman Sachs

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. and related entities, or the Goldman Sachs Funds, beneficially own approximately 10.9 % of our outstanding capital stock, and Mr. DiSabato, one of our directors, is a managing director at Goldman Sachs. See page 48 under “Principal Stockholders” and page 7 under “Management and Corporate Governance.”

In December 2015, we entered into a three-year interest rate cap with a subsidiary of Goldman Sachs & Co. which limits our exposure to interest rate increases on $500.0 million of our outstanding debt. In 2016, we paid approximately $3.0 million to a subsidiary of Goldman Sachs & Co. as a premium for this interest rate cap. No further premiums are payable under this interest rate cap.

Concurrently with our acquisition of Constant Contact, Inc. in February 2016, we entered into a $735 million first lien incremental term loan facility, or the Incremental Term Loan Facility, and a $165 million revolving credit facility, or the New Revolving Facility (which replaced our previously existing $125 million revolving credit facility). Our wholly owned subsidiary EIG Investors Corp. also issued 10.875% senior notes, or the Notes, in the aggregate principal amount of $350.0 million due 2024. An affiliate of Goldman Sachs & Co. provided loans in the aggregate principal amount of $312.4 million under the Incremental Term Loan Facility and a commitment in the aggregate principal amount of $57.6 million under the New Revolving Facility, and Goldman Sachs & Co. purchased approximately $148.8 million worth of the Notes. In connection with the issuance of the Notes, we agreed to assist the initial purchasers, including Goldman Sachs & Co., in marketing the Notes and Goldman Sachs & Co. sold their portion of the Notes in 2016.

In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, including Goldman Sachs & Co. Pursuant to this registration rights agreement, in November 2016, we filed an exchange offer registration statement with respect to a registered offer, or the Exchange Offer, to exchange the Notes for substantially identical notes, or the Exchange Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Notes do not apply to the Exchange Notes. The Exchange Offer was consummated on January 30, 2017.

In November 2016, we also filed a registration statement providing for the registration of certain secondary transactions in the Exchange Notes by Goldman Sachs & Co. and its affiliates. This registration statement remains effective.

In June 2017, we refinanced our then outstanding term loans, including the Incremental Term Loan Facility, or the 2017 Refinancing. The 2017 Refinancing repaid both our term loan facilities and replaced them with a new $1,697.3 million first lien term loan facility with a maturity date of February 9, 2023. In connection with the 2017 Refinancing, a subsidiary of Goldman Sachs & Co., Goldman Sachs Lending Partners LLC, served in a group of joint bookrunners and joint lead arrangers. In that capacity, we paid Goldman Sachs Lending Partners LLC an arrangement fee of $0.5 million and reimbursements for an immaterial amount of expenses.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see page 40 under “Executive Compensation—Employment and Compensation Arrangements with Named Executive Officers” and page 46 under “Executive Compensation—Director Compensation.”

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed the audited financial statements of Endurance International Group Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2017 and discussed them with the Company’s management and BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Endurance International Group Holdings, Inc.

Dale Crandall, Chairman

Michael Hayford

Peter J. Perrone

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation program, including the 2017 compensation of our named executive officers, or NEOs, who are listed below:

Name	Title
Current Executives:
Jeffrey H. Fox	President and Chief Executive Officer (beginning August 22, 2017)
Marc Montagner	Chief Financial Officer; former interim Chief Operating Officer(1)
John Orlando	Chief Marketing Officer
David C. Bryson	Chief Legal Officer
Former Executives:
Hari Ravichandran	Former Chief Executive Officer (until August 22, 2017)
Kathy Andreasen	Former Chief Administrative Officer and Chief People Officer (until September 1, 2017)

(1)	Mr. Montagner, our chief financial officer, also served as interim chief operating officer from May 15, 2017 to February 9, 2018, when we eliminated the interim chief operating officer role as part of our organizational streamlining efforts.

Executive Overview

Business Overview and 2017 Performance Highlights

We are a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses, or SMBs, succeed online. We serve approximately 5.051 million subscribers globally with a range of products and services that help SMBs get online, get found and grow their businesses. All of our products and services fall into one of our three reportable segments, as follows:

•	Web Presence. Our web presence segment consists primarily of our web hosting brands, such as Bluehost and HostGator, and related products such as domain names, website security, website design tools and services, and e-commerce products.

•	Domain. Our domain segment consists of domain-focused brands such as Domain.com, ResellerClub and LogicBoxes as well as certain web hosting brands that are under common management with our domain-focused brands. This segment sells domain names and domain management services to resellers and end users, as well as premium domain names, and also generates advertising revenue from domain name parking. It also resells domain names and domain management services to our web presence segment.

•	Email Marketing. Our email marketing segment consists of Constant Contact email marketing tools and related products and our SinglePlatform digital storefront solution.

Our 2017 financial results reflected a year of transition as we turned our focus to attracting subscribers with higher long-term revenue potential and on improving the product, customer support and user experience for key strategic brands. Changes in revenue, net loss and net cash provided by operating activities are summarized below (in thousands):

	Year Ended December 31, 2016	Year Ended December 31, 2017
Revenue	$1,111,142	$1,176,867
Net loss	$(81,229)	$(99,784)
Net cash provided by operating activities	$154,961	$201,273

•	Revenue grew by 6% from 2016 due to higher revenue in our email marketing segment, which was driven primarily by a full year of Constant Contact revenue contribution in 2017 and the purchase accounting impact of the Constant Contact acquisition in 2016, which required the write-down of Constant Contact deferred revenue to fair value as of the acquisition date. This increase in email marketing revenue offset revenue declines in the web presence and domain segments.

•	Net loss widened in 2017 as compared to 2016, primarily due to lower income tax benefits and higher goodwill and other long-term asset impairment charges relative to 2016. These factors were partially offset by lower acquisition transaction costs and greater operating profits in our email marketing segment.

•	Net cash provided by operating activities grew by 30% over 2016, and was positively impacted by cash flows from the email marketing segment as well as lower acquisition and restructuring related payments relative to 2016.

Our total subscriber base decreased during 2017, due primarily to subscriber attrition in our non-strategic brands, which we are managing to optimize cash flow rather than to acquire new subscribers. These brands had a negative impact on cash billings, changes in deferred revenue, revenue, and subscriber growth in 2017. We expect total subscribers to continue to decrease for the foreseeable future.

In 2018, we plan to make engineering investments across our web presence, email marketing and domain businesses. We expect that these investments will focus primarily on enhancing our product capabilities and user experience. We also intend to invest in simplifying and integrating our operations in order to allow us to operate more effectively and efficiently.

Please see our Annual Report on Form 10-K filed with the SEC on February 22, 2018, particularly “Management’s Discussion and Analysis” and “Risk Factors,” for further discussion of our 2017 results and the risks affecting our business.

Factors Influencing 2017 Executive Compensation

2017 was also a year of transition in our management team. Our Compensation Committee made its 2017 compensation decisions in a framework that involved several challenges, including the following:

•	The departure of our prior chief executive officer Hari Ravichandran, who was also our founder;

•	The need to attract an experienced public company chief executive officer to lead the company going forward; and

•	The challenges of attracting and retaining executives at a time of uncertainty for the company.

More specifically, in April 2017, we announced that our Board and Mr. Ravichandran had adopted a CEO transition plan, which provided that Mr. Ravichandran would remain chief executive officer and continue to serve as a member of our Board while we conducted a search to identify his successor. Mr. Ravichandran resigned as CEO on August 22, 2017, when Mr. Fox joined us as our president and CEO. Mr. Ravichandran left the company on November 20, 2017 following a brief transition period, as contemplated by the transition and separation agreement (which we refer to as the “transition agreement”) that we entered into with him upon the adoption of the CEO transition plan. With the exception of a one-year extension of Mr. Ravichandran’s exercise period for vested options, the severance provided under the transition agreement was consistent with what he was entitled to receive under his employment agreement and his 2015 performance-based restricted stock agreement in the event of his termination without cause. Please see “2017 Executive Compensation—Hari Ravichandran” starting on page 29 below.

In September 2015, Mr. Ravichandran received a performance-based restricted stock award which provided him the opportunity to earn up to 3,693,754 shares of our common stock based on the company’s attainment of an adjusted free cash flow per share measure, as described below on page 29 under “Hari Ravichandran—Performance-Based Restricted Stock Award”. This award (referred to as the “PRSA”) was a multi-year award designed to incentivize growth in free cash flow, and reflected Mr. Ravichandran’s contributions as a founder and executive of the company since its inception in 1997. Mr. Ravichandran forfeited 55% of the shares subject to the award in connection with his departure from the company. The PRSA is not indicative of our expected future executive compensation. The Compensation Committee expects that future executive long-term equity incentive compensation will be based on its evaluation of several factors, including the company’s performance, the relevant executive’s performance, and benchmarking data from then-relevant peer companies.

In addition to Mr. Ravichandran’s departure, Ms. Andreasen ceased serving as chief administrative officer and chief people officer on September 1, 2017 and left the company on November 1, 2017.

In August 2017, we hired Jeffrey H. Fox as our president and chief executive officer. The Board selected Mr. Fox due to his extensive experience leading strategy and operations for public companies in the technology, information services and telecom industries, including his track record of successfully simplifying complex organizations. Please see “2017 Executive Compensation—Jeffrey H. Fox” starting on page 27 below for information on Mr. Fox’s compensation.

Key Features of Executive Compensation Program

Our executive compensation is designed to deliver compensation in accordance with company and individual performance. Our executive compensation programs are intended to:

•	Link compensation to stockholder value creation and the long-term growth of our company;

•	Be aligned with stockholder interests;

•	Be market competitive with the firms with which we compete for executives, so that we can attract, retain and reward the best talent;

•	Support our key operating financial goals; and

•	Reflect each executive’s experience, skills, individual performance and career potential.

The key elements, compensation objectives and principles of our overall 2017 executive compensation program, and information on how these relate to company and individual performance, are summarized in the table below.

Compensation Element	Compensation Objectives and Principles	Relation to Performance
Base Salary—fixed annual cash salary

•  Compensate NEOs for services rendered during the year in the form of fixed cash compensation.

•  Base salary levels are generally set to reflect each NEO’s role and responsibilities, value to us, experience, performance, internal equity and market competitiveness.

•  Increases in base salary reflect factors such as economic conditions, business conditions, the Compensation Committee’s assessment of company and individual performance over the prior year, and potential of the individual to contribute to our success.

Annual Bonus—variable cash payment based on company and individual performance	• Motivate and reward NEOs for achieving specific company performance goals over a one-year period. • Payment is not guaranteed and payout levels vary according to company and individual performance.

•  Company performance determines the extent to which the annual bonus will be funded (if at all), although the Compensation Committee can exercise discretion to fund the annual bonus in whole or in part even if targets are not achieved.

•  Annual bonuses are subject to adjustment based upon individual performance.

Long-Term Incentives (LTI)—equity awards that focus executives on the long-term performance of the company	• Align NEOs’ interests with those of our stockholders and drive long-term value creation. • Reward NEOs for long-term growth. • Attract, retain, motivate and reward NEOs.

•  Restricted stock units (sometimes referred to as RSUs) provide retention incentives and align NEO interests with those of stockholders.

•  Stock options can motivate executives to take actions which could increase our stock price.

Executive Compensation Best Practices

Our executive compensation program features a number of best practices that are designed to focus our NEOs on our long-term performance and to align their interests with those of our stockholders generally:

•	None of our NEOs have guaranteed base salary increases or bonuses.

•	We do not provide our NEOs with any defined benefit pension or supplemental pension benefits.

•	None of our NEOs have “golden parachute” excise tax gross-up arrangements.

•	We use an independent compensation consultant and benchmark our compensation practices against a peer group of similar companies within a reasonable size range of us.

•

Equity awards granted to our NEOs generally have “double-trigger” vesting and will be accelerated only in the event we undergo a change in control and the executive’s employment is terminated without cause by us, or, if applicable, for good reason by the executive, in connection with the change in control or, for Mr. Fox, if the acquiring corporation in a change in control does not agree to assume Mr. Fox’s outstanding equity awards.

•	We believe our compensation program does not encourage excessive risk taking.

•	Our stock incentive plans do not permit repricing or exchange of underwater stock options without stockholder approval.

•	We prohibit hedging of our stock by employees, officers and directors.

•	We prohibit pledging of our stock by employees officers and directors

•	We hold an annual advisory “say-on-pay” vote on NEO compensation.

Setting Executive Compensation

Oversight of Executive Compensation Program

Our Compensation Committee is responsible for overseeing our executive compensation program. Our Compensation Committee reviews and approves the compensation of our chief executive officer and our other executive officers after taking into account such factors as our financial and operational performance, the chief executive officer’s recommendations with respect to the compensation of his direct reports, the input of our human resources leadership, its own assessment of the performance of each executive officer, market data for comparable positions and prevailing industry compensation trends and practices. Our Compensation Committee has full discretion to approve, modify or reject any compensation change recommended by our chief executive officer for other executive officers.

The Compensation Committee has the ability to delegate certain of its responsibilities to subcommittees. The Compensation Committee may also delegate to executive officers the ability to approve grants under our stock incentive plans to employees who are not executive officers or directors.

Our Compensation Committee has engaged Exequity, LLP, or Exequity, an independent compensation consulting firm, to advise it on executive compensation, equity plan design and related corporate governance matters. In 2017, Exequity advised our Compensation Committee with respect to Mr. Fox’s compensation, the composition of our executive compensation peer group, evaluating and benchmarking our executive compensation programs in relation to peer group practices, and benchmarking our stock incentive plan utilization and overhang rates in relation to peer group practices. The Compensation Committee has assessed Exequity’s independence from management as required by the Nasdaq Listing Rules and has concluded that Exequity’s engagement does not present a conflict of interest.

Benchmarking of Executive Compensation for 2017

The Compensation Committee evaluates our executive compensation program based on our business and talent development strategies, the Committee members’ business judgment and a group of peer companies. For 2017, this group consisted of the following 18 companies that were in similar or complementary industries, had comparable market capitalizations and revenue, and/or were competitors for key executive talent:

Bankrate Inc. Cimpress N.V. CoStar Group, Inc. EarthLink Holdings Corp. GoDaddy Inc. GrubHub Inc. J2 Global, Inc. NetSuite Inc. Rackspace Hosting, Inc.	SS&C Technologies Holdings, Inc. The Ultimate Software Group, Inc. TripAdvisor, Inc. Verint Systems Inc. VeriSign, Inc. Web.com Group, Inc. WebMD Health Corp. Wix.com Ltd. Yelp, Inc.

The Compensation Committee reviewed compensation data from this peer group as a reference to provide context for setting 2017 target pay opportunities for our executive officers.

The Compensation Committee also reviewed data from the 2016 Radford Global Technology Survey from companies with $500 million to $1 billion in revenue and companies with $1 billion to $3 billion in revenue for the same purpose.

We do not target a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, for NEO pay levels. Instead, we review total direct compensation for each position and the mix of elements to ensure that compensation is adequate to attract and retain key NEOs.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•	Base salaries, including those of our NEOs, are fixed and based on the respective responsibility of the individual. Base salaries are generally designed to provide a predictable income at market-competitive levels, regardless of our financial or stock price performance.

•	Our annual bonus program, the Management Incentive Plan, or MIP, is based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole.

•	Bonuses under the MIP are capped at a maximum payout (which was 175% of target for the 2017 MIP) and payouts are subject to adjustment based on the Compensation Committee’s discretion. We believe both of these features act as disincentives to excessive risk taking.

•	Long-term compensation opportunities consist of equity-based awards such as restricted stock, restricted stock units and options that typically vest over two to four years. We believe that this encourages our executives to make decisions that are in the best long-term interests of our company as a whole because the ultimate value of these awards is realized over time and dependent upon company performance.

2017 “Say-On-Pay” Vote

More than 99% of the votes cast at our 2017 Annual Meeting of Stockholders held on April 26, 2017 voted to approve the compensation of our NEOs. The Compensation Committee considered these results when making decisions on 2017 executive compensation; however, other factors, particularly our management transitions described on page 23 under “Factors Influencing 2017 Executive Compensation,” had a greater impact on our executive compensation program during 2017.

2017 Executive Compensation

This section describes the key components of 2017 compensation of Mr. Fox, Mr. Ravichandran and our other NEOs.

Jeffrey H. Fox

2017 Base Salary and Bonus

Mr. Fox’s base salary was $750,000 during 2017. Since Mr. Fox joined us on August 22, 2017, he was not eligible to earn an annual cash bonus under our 2017 MIP, but is eligible to participate in our annual MIP for 2018 and thereafter with a target bonus percentage of 100% of base salary paid for the applicable year.

2017 Long-Term Equity Incentives

In connection with Mr. Fox joining the company, our Compensation Committee and Board granted him an equity award under our Amended and Restated 2013 Stock Incentive Plan with a total value of $10,375,000 as of August 11, 2017. This award, or the “Initial Equity Award,” was split between an award of 1,032,500 restricted stock units (referred to as the “RSU Award”) and an option to purchase 612,419 shares of our common stock (referred to as the “Stock Option Grant”). Two Hundred Eighty-Two Thousand Five Hundred (282,500) of the restricted stock units subject to the RSU Award vested immediately upon Mr. Fox’s hire date, but are subject to a requirement that Mr. Fox hold the shares underlying such restricted stock units until August 22, 2020, his death or disability (as defined in his employment agreement), or a change in control of the company (as defined in his employment agreement). The remaining 750,000 restricted stock units subject to the RSU Award vest over a three-year period, with 250,000 of such restricted stock units vesting annually on August 22, the anniversary of his hire date. The Stock Option Grant vests over a three-year period, with one-third of the total number of shares subject to the Stock Option Grant vesting on August 22, 2018 and the remainder vesting in equal monthly installments thereafter.

The Compensation Committee designed the Initial Equity Award in part as an inducement for Mr. Fox, an experienced public company chief executive officer, to join the company during a time of significant strategic and operational transition. Our Board considered Mr. Fox’s professional background particularly well suited to our needs, specifically his extensive operational and relevant industry experience and his track record of successfully simplifying complex corporate operations. See “Management and Corporate Governance—Board of Directors” for additional information about Mr. Fox’s background. In addition, due to its mid-year 2017 timing, the Initial Equity Award was intended to cover a period of 18 months.

Perquisites

In addition to the benefits that we provide to all employees generally (which are further discussed on page 34 under “Other NEOs—Benefits and Perquisites”), we reimburse Mr. Fox for a portion of his expenses for use of his private aircraft to travel between his home in Arkansas and our headquarters in Massachusetts. Mr. Fox is a long-time resident of Little Rock, Arkansas, and performs his duties for the company from various locations, including his home in Little Rock, our corporate headquarters in Burlington, and our other corporate locations. We believe Mr. Fox’s travel by private aircraft benefits the company by allowing Mr. Fox to use his time efficiently and conduct company business confidentially during flights. In 2017, we reimbursed Mr. Fox for approximately $248,000 in private aircraft expenses for travel between Arkansas and our Massachusetts headquarters. In 2018, the Compensation Committee and Mr. Fox agreed that reimbursements for flights between Arkansas and Massachusetts will be limited to $225,000 per year. Mr. Fox does not receive any gross-up payments for personal taxes he incurs on these reimbursements.

2018 Developments

On February 9, 2018, our Compensation Committee and Board increased Mr. Fox’s base salary from $750,000 to $800,000 and approved an award of 137,931 restricted stock units to Mr. Fox. The restricted stock units will vest over three years, with one-third vesting each year on the anniversary of the grant date. In approving this base salary increase and RSU award, our Compensation Committee and Board took into account Mr. Fox’s progress in driving operational improvements and his agreement to limit to $225,000 the annual amount of reimbursable expenses relating to travel between his residence in Arkansas and our headquarters in Massachusetts, as discussed above under “Perquisites.”

Hari Ravichandran

Base Salary and Bonus

Mr. Ravichandran’s base salary was $200,000 during 2017. He was not eligible for a bonus in 2017, consistent with an amendment to his employment agreement effective October 1, 2015. Mr. Ravichandran left the company on November 20, 2017.

Performance-Based Restricted Stock Award

In September 2015, our Compensation Committee and Board approved the grant of a performance-based restricted stock award, or PRSA, to Mr. Ravichandran. The PRSA provided an opportunity for Mr. Ravichandran to earn up to 3,693,754 shares of our common stock, or the Award Shares, over a three-year period beginning on July 1, 2015 and ending on June 30, 2018, or the Performance Period. Mr. Ravichandran earned 1,661,439 Award Shares, or 45% of the total possible Award Shares, for the period beginning on July 1, 2015 and ending on December 31, 2017, the last date of the quarter in which his employment terminated, and forfeited the remaining 2,032,315 Award Shares.

Under the PRSA, Mr. Ravichandran could earn Award Shares during each calendar quarter during the Performance Period (each, a “Performance Quarter”) if the company achieved a pre-established threshold, target or maximum level of free cash flow per share for the Performance Quarter. Free cash flow per share was defined in the award agreement as Unlevered Free Cash Flow (as reported), as defined in our Form 8-K filed on August 4, 2015, less interest paid1, divided by the number of outstanding shares of our common stock (excluding the Award Shares) at the end of the applicable Performance Quarter or Performance Year, each as defined below. The threshold, target and maximum levels of free cash flow per share were designed to be reasonably attainable, difficult but attainable, and challenging, respectively. The award structure was specifically designed to incentivize performance in excess of the target level by accelerating the number of Award Shares Mr. Ravichandran would have received for results above target.

If our free cash flow per share was less than the threshold level for a Performance Quarter, no Award Shares would be earned during that Performance Quarter, otherwise approximately 139,915 shares, 195,881 shares or 307,812 shares would be earned for achievement of the threshold, target or maximum level, respectively, for a Performance Quarter, with linear interpolation used to determine the number of Award Shares between threshold and target or target and maximum. Award Shares that were not earned during a Performance Quarter could be earned later during the then current twelve month period from July 1st to June 30th during the Performance Period (each, a Performance Year) at a threshold, target or maximum level of free cash flow per share for the Performance Year. If free cash flow per share was less than the threshold level for a Performance Year, no Award Shares would be earned during that Performance Year, otherwise approximately 559,660 shares, 783,524 shares or 1,231,251 shares would be earned for achievement of the threshold, target or maximum level, respectively, for a Performance Year, with linear interpolation used to determine the number of Award Shares between threshold and target or target and maximum. Award Shares earned due to meeting quarterly performance goals for Performance Quarters during a Performance Year counted towards the Award Shares that could be earned due to meeting an annual performance goal for that Performance Year.

Mr. Ravichandran’s last day of employment was November 20, 2017. His departure was treated as a termination without cause under his PRSA agreement, and accordingly Mr. Ravichandran was entitled to receive any Award Shares he earned for previous Performance Quarters, together with the number of Award Shares that he earned for the Performance Quarter in which his employment ended (but no less than the target number of

[1]	Please see Appendix A for the calculation and reconciliation to GAAP cash flow from operations of free cash flow per share as defined in the PRSA for all completed Performance Quarters and Performance Years through the fourth quarter of 2017.

Award Shares for such Performance Quarter). Because the company’s free cash flow per share exceeded the maximum level for the Performance Quarter ended December 31, 2017, Mr. Ravichandran earned 307,812 Award Shares for that Performance Quarter.

The following table summarizes Award Shares that were earned by Mr. Ravichandran under the PRSA:

	Target Free Cash Flow (FCF) Per Share			Actual FCF Per Share(1)	Award Shares Earned
	Threshold	Target	Maximum
Performance Quarter ended September 30, 2015	$0.29	$0.30	$0.32	$0.28	—
Performance Quarter ended December 31, 2015	$0.29	$0.30	$0.32	$0.30	195,881
Performance Quarter ended March 31, 2016	$0.30	$0.31	$0.33	$0.31	195,881
Performance Quarter ended June 30, 2016	$0.30	$0.31	$0.33	$0.40	307,815
Performance Year ended June 30, 2016	$1.18	$1.22	$1.30	$1.26	315,789	(2)
Performance Quarter ended September 30, 2016	$0.31	$0.34	$0.36	$0.25	—
Performance Quarter ended December 31, 2016	$0.31	$0.34	$0.36	$0.33	184,115
Performance Quarter ended March 31, 2017	$0.31	$0.34	$0.37	$0.19	—
Performance Quarter ended June 30, 2017	$0.31	$0.35	$0.38	$0.32	154,146
Performance Year ended June 30, 2017	$1.24	$1.37	$1.47	$1.10	—
Performance Quarter ended September 30, 2017	$0.32	$0.39	$0.41	$0.27	—
Performance Quarter ended December 31, 2017	$0.32	$0.39	$0.41	$0.47	307,812
TOTAL					1,661,439

(1)	Please see Appendix A for the calculation and reconciliation to GAAP cash flow from operations of actual free cash flow per share as defined in the PRSA for all completed Performance Quarters and Performance Years through the fourth quarter of 2017.
(2)	Represents the difference between the number of Award Shares earned due to meeting an annual performance goal for the Performance Year (1,015,366) and the Award Shares earned due to meeting quarterly performance goals for Performance Quarters during the Performance Year (699,577).

Other 2017 Compensation

In addition to his base salary, Mr. Ravichandran received approximately $51,000 in severance payments for 2017, as further described on page 43 under “Employment and Compensation Arrangements with Named Executive Officers—Hari Ravichandran.” Mr. Ravichandran did not receive any perquisites or benefits during 2017, other than the benefits that we provide to all employees generally and umbrella liability insurance coverage that we provide to our executives (both of which are further discussed on page 34 under “Other NEOs—Benefits and Perquisites”).

Other NEOs

Base Salary

During 2017, the base salaries for Messrs. Montagner, Orlando and Bryson were increased as shown in the table below. The increase for Mr. Montagner primarily reflected expanded duties and responsibilities, and the increases for Messrs. Orlando and Bryson were primarily adjustments to align with internal peers and peer group benchmarking data for target cash compensation for similar positions. Ms. Andreasen’s base salary remained unchanged from 2016.

The chart below shows the 2016 and 2017 base salaries as of the end of each year for our NEOs other than Messrs. Fox and Ravichandran:

Name	2016 Base Salary ($)	2017 Base Salary ($)(1)	Change ($/%)
Current Executives:
Marc Montagner	475,000	500,000	5.3%
John Orlando	300,000	376,200	25.4%
David C. Bryson	325,000	350,000	7.7%
Former Executive:
Kathy Andreasen	350,000	350,000	—

(1)	2017 base salary increases were effective April 1, 2017, with the exception of an additional $1,200 increase later in the year for Mr. Orlando that was intended to compensate for the discontinuation of Constant Contact’s previous cell phone reimbursement policy.

2017 Management Incentive Plan (MIP)

Our annual bonuses are granted under the MIP, a non-equity incentive plan which is designed to reward our NEOs for our achievement of designated performance targets for a fiscal year. Mr. Ravichandran did not participate in the 2017 MIP. Mr. Fox was not eligible to participate in the 2017 MIP, but will participate in future MIPs, beginning with 2018.

For 2017, the MIP had two pre-established targets: a GAAP revenue target weighted at 50% and an adjusted EBITDA target weighted at 50%. These targets were defined in the 2017 MIP as follows:

•	GAAP revenue was defined as revenue recognized for 2017 in accordance with U.S. Generally Accepted Accounting Principles (GAAP), as reported in the company’s publicly filed financial statements.

•	Adjusted EBITDA was defined as net (loss) income for 2017, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets.

Adjusted EBITDA for the purposes of the 2017 MIP also excluded an $8 million reserve for two SEC investigations that we accrued and began to exclude from our adjusted EBITDA metric in the fourth quarter of 2017. This reserve relates to our ongoing discussions with the Boston Regional Office of the SEC regarding a potential resolution of its investigations of Endurance and our subsidiary Constant Contact, which is further discussed in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.

The 2017 MIP provided that the company’s percentage achievement of the target for each of the GAAP revenue and adjusted EBITDA metrics would be evaluated separately, and the payout percentage under each metric would be weighted and added to the weighted payout percentage for the other metric to determine the level of bonus pool funding. The company was required to reach a minimum of 88% achievement of each metric target before that metric would contribute to the bonus pool funding, at which point the payout for that metric would be as follows:

Percentage Achievement of Target	Payout Percentage (Unweighted)
88%	50%
92%	75%
96%	90%
100%	100%
103%	150%
106%	175%

Metric target payouts would be determined using linear interpolation between the stated percentages. If the percentage achievement of the target for a metric were equal to or greater than 106%, the maximum payout percentage for that metric would be 175%.

If the bonus pool was funded, individual bonuses would be calculated based upon the combined payout percentage and each individual’s eligible earnings, target bonus percentage, and individual performance.

The 2017 MIP provided that all payments and bonus pool funding were at the discretion of the Board or the Compensation Committee, and that the Board or the Compensation Committee could make adjustments to achievement of performance metrics and payout levels under the 2017 MIP to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the performance metrics could include or exclude any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.

The 2017 targets, actual achievement, percentage achievement of target and payout percentages for each of GAAP revenue and adjusted EBITDA were as follows:

Metric	Target	Actual Achievement	Percentage Achievement of Target	Payout Percentage
				Unweighted	Weighted	Combined
GAAP revenue	$1.200 billion	$1.177 billion	98.1%	95.2%	47.6%	97.5%
Adjusted EBITDA(1)	$351.0 million	$350.8 million	99.9%	99.9%	49.9%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of 2017 adjusted EBITDA to net loss, its nearest comparable GAAP financial measure.

Our actual achievement as a percentage of the target for each of the GAAP revenue and adjusted EBITDA metrics was evaluated separately and mapped to a payout percentage, using linear interpolation as described above. Each resulting payout factor (shown in the “Payout Percentage—Unweighted” column in the table directly above) was then given a weight of 0.5, and added to the weighted payout percentage for other metric to arrive at a combined company payout factor of 97.5%.

The company payout factor of 97.5% resulted in 97.5% funding of the bonus pool, such that bonuses for the NEOs who participated in the 2017 MIP and were employed by us at the time the MIP determinations were made by our Compensation Committee in February 2018 (which consisted of Messrs. Montagner, Orlando and Bryson) were calculated by multiplying each person’s eligible earnings by his target bonus percentage and 97.5%. The output of this calculation for each participating NEO was then reviewed by the Compensation Committee for increase or decrease based upon its subjective assessment of each individual’s performance, including input and recommendations from Mr. Fox. The Committee then applied an individual performance multiplier, which could be less than, equal to or greater than 100%, to adjust the bonuses based on individual performance. The

Committee selected a 100% performance multiplier for all participating NEOs for 2017, reflecting its assessment that our 2017 results reflected strong efforts by each of these individuals.

The following table provides further detail about the 2017 annual bonus as calculated under the MIP for each participating NEO:

Name	2017 MIP Bonus Eligible Earnings ($)	Target Percent of Eligible Earnings		2017 Bonus Pool Funding	Individual Performance Multiplier	Actual 2017 MIP Annual Bonus Earned ($)
Marc Montagner	493,269	75	%/100%(1)	97.5%	100%	421,641
John Orlando	355,269	40	%/75%(1)	97.5%	100%	202,697
David C. Bryson	343,269	60%		97.5%	100%	200,813

(1)	Calculations prorated to reflect the impact of an increase to target bonus percentage effective July 1, 2017.

During 2017, the target bonus percentages for Messrs. Montagner and Orlando were increased effective July 1, 2017, from 75% to 100% of annual eligible earnings for Mr. Montagner and from 40% to 75% of annual eligible earnings for Mr. Orlando. Annual eligible earnings under the MIP are calculated as actual base salary paid for the year, and therefore reflect changes in base salary during the year. The target bonus percentage increase for Mr. Montagner primarily reflected expanded duties and responsibilities, and the increase for Mr. Orlando was primarily an adjustment to align with internal peers and peer group benchmarking data for similar positions. Mr. Bryson’s target bonus percentage remained at 60%.

Discretionary Bonuses

In May 2017, the Compensation Committee approved discretionary bonuses to Messrs. Montagner and Bryson in the amounts of $200,000 and $70,000, respectively, in recognition of their significant efforts with respect to the SEC investigations of Endurance and Constant Contact.

2017 Long-Term Equity Incentives

In May 2017, for NEOs other than Messrs. Fox and Ravichandran, we granted annual long-term incentives in the form of restricted stock units. Our Compensation Committee chose to use RSUs (rather than a split between RSUs or restricted stock awards and stock options as we had done in past years) in order to promote retention during the management transition period beginning with our announcement of the CEO transition plan, as well as to reduce the impact of our annual grants on the number of shares subject to outstanding awards.

The following table shows the RSU awards granted to our NEOs in 2017. The number of shares subject to these RSUs was determined by dividing the “2017 LTI Value” shown below by the closing price of a share of our common stock on the grant date of the relevant award.

Name	2017 LTI Value ($)	Shares Underlying 2017 RSUs (#)
Current Executives:
Marc Montagner	2,500,000	318,471
John Orlando	1,650,000	210,191
David C. Bryson	750,000	95,541
Former Executive:
Kathy Andreasen	650,000	82,803

RSUs granted to Messrs. Orlando and Bryson and Ms. Andreasen vest over three years, with one-third vesting on each anniversary of the grant date.

RSUs granted to Mr. Montagner vest over two years, with one-half vesting on each anniversary of the grant date. The Compensation Committee approved a two-year vesting schedule for Mr. Montagner’s grant in light of the additional management responsibilities he took on following the adoption of the CEO transition plan discussed above, including his assumption of the role of interim chief operating officer following the departure of our prior COO.

Upon Ms. Andreasen’s departure from the company on November 1, 2017, the vesting of 27,336 of the RSUs shown in the table above was accelerated in recognition of her contributions to the company during her tenure, which began in 2012.

Benefits and Perquisites

For 2017, we provided our NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life and long-term disability insurance and participation in our 401(k) plan. We also provided our NEOs with umbrella liability insurance coverage, at our expense. In addition, we reimbursed Mr. Fox for certain private airplane expenses, as described more fully on page 28 under “Jeffrey H. Fox—Perquisites.”

Other 2017 Compensation

Ms. Andreasen also received approximately $86,000 in severance payments for 2017, as further described on page 43 under “Employment and Compensation Arrangements with Named Executive Officers—Kathy Andreasen.”

2018 Developments

On February 9, 2018, our Compensation Committee and Board approved an award of 75,000 restricted stock units to Mr. Montagner in recognition of his contribution to the company in the role of interim chief operating officer during the CEO transition process discussed above. These restricted stock units will vest over three years, with one-third vesting each year on the anniversary of the grant date.

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and continued commitment during a time of transition, including a sustained focus on the best interests of stockholders and our company. Accordingly, we provide severance and change in control protection to our NEOs pursuant to their respective employment agreements and equity award agreements.

For detailed information about severance and change in control arrangements for our NEOs, see “Employment and Compensation Arrangements with Named Executive Officers” and “Potential Payments upon Termination or Change in Control” below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to tax legislation signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation or compensation paid pursuant to certain equity awards granted during the transition period following our IPO) will not be deductible by us.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Endurance International Group Holdings, Inc.

James C. Neary, Chairman

Joseph P. DiSabato

Justin L. Sadrian

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our NEOs during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jeffrey H. Fox(4)	2017	256,731	—	8,001,875		2,408,338	—	284,056	(5)	10,951,000
President and Chief Executive Officer (Principal Executive Officer)

Marc Montagner	2017	493,269	200,000	2,499,997		—	421,641	11,783	(7)	3,626,690
Chief Financial Officer (Principal Financial Officer)(6)	2016	468,269	410,722	3,125,002		1,874,995	—	11,514		5,890,502
	2015	128,077	200,000	1,249,993		2,024,288	93,656	259,994		3,956,008

John Orlando(8)	2017	355,269	—	1,649,999		—	202,697	12,533	(7)	2,220,498
Chief Marketing Officer

David C. Bryson	2017	343,269	70,000	749,997		—	200,813	11,783	(7)	1,375,862
Chief Legal Officer	2016	318,269	105,231	500,011		749,983	—	11,514		1,685,008
	2015	300,000	—	374,998		612,797	131,625	11,334		1,430,754

Hari Ravichandran	2017	181,538	—	—		—	—	62,518	(9)	244,056
Former Chief Executive Officer (Former Principal Executive Officer)	2016	200,000	—	—		—	—	11,514		211,514
	2015	618,846	—	35,365,478		—	—	11,334		35,995,658

Kathy Andreasen	2017	300,192	—	1,344,724	(10)	—	—	97,937	(11)	1,742,853
Former Chief Administrative Officer and Chief People Officer	2016	350,000	115,501	1,875,012		937,489	—	11,514		3,289,516
	2015	343,269	—	500,003		817,062	150,938	11,334		1,822,606

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Amounts in this column reflect the aggregate Black Scholes grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(3)	Amounts in this column represent non-equity incentive plan compensation earned for the years shown based upon company and individual performance. See page 31 under “2017 Management Incentive Plan (MIP)” above.
(4)	Mr. Fox joined us as president and chief executive officer on August 22, 2017.
(5)	Amount consists of reimbursements for private aircraft expense in the amount of $248,256, as described above on page 28 under “Jeffrey H. Fox—Perquisites,” legal fees paid on Mr. Fox’s behalf in connection with the negotiation of his employment agreement in the amount of $25,000, and matching contributions to our 401(k) retirement plan made by us on Mr. Fox’s behalf in the amount of $10,800.
(6)	Mr. Montagner also served as interim chief operating officer from May 15, 2017 to February 9, 2018, when we eliminated the interim chief operating officer role as part of our organizational streamlining efforts.
(7)	Amount consists of matching contributions to our 401(k) retirement plan made by us on the NEO’s behalf in the amount of $10,800 and premiums paid for an umbrella liability insurance policy and an associated $23 tax gross-up. For Mr. Orlando, amount also includes cellphone reimbursement.
(8)	Mr. Orlando was determined to be an NEO for purposes of this proxy statement but was not determined to be an NEO for 2016. Therefore, the Summary Compensation Table only includes compensation information for Mr. Orlando for 2017.
(9)	Amount consists of severance payments in the amount of $50,735, matching contributions to our 401(k) retirement plan made by us on Mr. Ravichandran’s behalf in the amount of $10,800, and premiums paid for an umbrella liability insurance policy and an associated $23 tax gross-up.
(10)	Ms. Andreasen was awarded 82,803 restricted stock units in May 2017, of which 55,467 unvested restricted stock units were forfeited upon her departure from the company in November 2017. On June 26, 2017, the Compensation Committee modified a portion of Ms. Andreasen’s unvested restricted stock awards and restricted stock units, which would have otherwise been forfeited upon her departure, to accelerate vesting to November 1, 2017. The total amount represents the grant date fair value of the May 2017 restricted stock unit award ($650,004), as well as the aggregate incremental fair value of the modified awards, computed as of the date of modification in accordance with the provisions of FASB ASC 718 ($694,720).
(11)	Amount consists of severance payments in the amount of $86,154, matching contributions to our 401(k) retirement plan made by us on Ms. Andreasen’s behalf in the amount of $10,800, and premiums paid for an umbrella liability insurance policy and an associated $23 tax gross-up.

2017 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2017.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Jeffrey H. Fox	—	(3)
	8/22/17					1,032,500	(4)				8,001,875
	8/22/17							612,419	(5)	7.75	2,408,338
Marc Montagner	—		216,226	432,452	756,791
	5/12/17					318,471	(6)				2,499,997
John Orlando	—		103,947	207,894	363,815
	5/12/17					210,191	(7)				1,649,999
David C. Bryson	—		102,981	205,962	360,434
	5/12/17					95,541	(7)				749,997
Hari Ravichandran	—	(8)
Kathy Andreasen	—	(9)	105,000	210,000	367,500
	5/12/17					82,803					650,004
	11/1/17	(10)				83,200	(11)				694,720	(11)

(1)	The 2017 MIP was approved by the Compensation Committee in May 2017. These columns show the potential bonus payments for each NEO under the 2017 MIP as if the financial targets established for 2017 had been achieved at the threshold, target or maximum levels. The bonus payments under the 2017 MIP could range from zero if the threshold level of financial performance was not achieved, to a maximum of 175% of the target. The actual payments made to our NEOs under the 2017 MIP are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” For a description of the financial targets under the 2017 MIP, see page 31 under “2017 Management Incentive Plan (MIP)” above.
(2)	Amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(3)	Pursuant to Mr. Fox’s employment agreement, Mr. Fox was not eligible to participate in the 2017 MIP. See page 27 under “2017 Executive Compensation—Jeffrey H. Fox” above.
(4)	Represents a restricted stock unit award of which 282,500 shares vested on the grant date, with the remaining 750,000 shares vesting as to one-third annually on each anniversary of the grant date.
(5)	Represents a stock option that vests over a three-year period beginning on the grant date, with one-third of the shares vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter.
(6)	Represents a restricted stock unit award that vests annually over a two year period beginning on April 15, 2017, the vesting start date, with one half of the shares vesting on each anniversary of the vesting start date.
(7)	Represents restricted stock unit awards that vest annually over a three year period beginning on April 15, 2017, the vesting start date, with one-third of the shares vesting on each anniversary of the vesting start date.
(8)	Pursuant to Mr. Ravichandran’s employment agreement, Mr. Ravichandran was not eligible for an annual bonus for 2017. See page 29 under “2017 Executive Compensation—Hari Ravichandran” above.
(9)	The threshold, target and maximum amounts included in the table for Ms. Andreasen represent the amounts she would have been entitled to had she remained an executive officer through 2017. Due to Ms. Andreasen’s departure from the company during the year, she was not eligible for a payout under the 2017 MIP.

(10)	Date shown is the date of Ms. Andreasen’s departure from the company. The equity acceleration described in footnote (11) was approved by the Compensation Committee on June 26, 2017.
(11)	As described in the Summary Compensation Table, a portion of Ms. Andreasen’s equity awards was modified to accelerate vesting to November 1, 2017, the date of her departure from the company. The amount in the Grant Date Fair Value of Stock and Option Awards column represents the aggregate incremental fair value of the modified awards, computed as of the date of modification in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2017 by our NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey H. Fox	—	612,419	(2)	7.75	8/22/2027
							750,000	(3)	6,300,000
Marc Montagner	142,324	110,712	(4)	14.82	9/15/25
	140,763	197,074	(4)	11.10	4/28/26
							42,173	(5)	354,253
							84,460	(5)	709,464
							318,471	(6)	2,675,156
John Orlando	6,570	9,196	(4)	11.10	4/28/23
	7,666	13,978	(4)	9.24	7/26/23
							1,112	(7)	9,341
							3,250	(8)	27,300
							5,912	(5)	49,661
							21,668	(6)	182,011
							8,117	(5)	68,183
							210,191	(9)	1,765,604
David C. Bryson	147,826	—		12.00	10/25/23
	40,875	20,466	(4)	18.34	4/30/25
	56,303	78,829	(4)	11.10	4/28/26
							10,225	(5)	85,890
							33,785	(5)	283,794
							95,541	(9)	802,544
Hari Ravichandran	2,728,188	—		12.00	10/25/23	(10)
							111,931	(11)	940,220
Kathy Andreasen	147,826	—		12.00	10/25/23	(12)
	52,804	—		18.34	4/30/25	(12)
	66,862	—		11.10	4/28/26	(12)

(1)	Represents the fair market value of shares that were unvested as of December 31, 2017, based on the closing market price of $8.40 on December 29, 2017.
(2)	These stock options vest over a three-year period beginning on August 22, 2017, with one-third of the shares vesting on August 22, 2018 and the remainder vesting in equal monthly installments through August 22, 2020.

(3)	These RSUs vest over a three-year period beginning on August 22, 2017, with one-third of the shares vesting on each anniversary of that date through August 22, 2020. Figure shown excludes 282,500 shares that vested immediately upon grant.
(4)	Represents the unvested portion of the following option grants, which vest over a four-year period, with 25% of the shares vesting on the first anniversary of the vesting start date and the remainder vesting in equal monthly installments:

Grant Date	Vesting Start Date	Marc Montagner	John Orlando	David C. Bryson
September 15, 2015	September 15, 2015	253,036	—	—
April 30, 2015	April 1, 2015	—	—	61,341
April 28, 2016	April 1, 2016	337,837	15,766	135,132
July 26, 2016	July 15, 2016	—	21,644	—

(5)	Represents the unvested portion of the following restricted stock awards or RSUs, as applicable, which vest annually over a four-year period, with 25% of the shares vesting on each anniversary of the vesting start date:

Grant Date	Vesting Start Date	Marc Montagner	John Orlando	David C. Bryson
September 15, 2015	September 15, 2015	84,345	—	—
April 30, 2015	April 1, 2015	—	—	20,447
April 28, 2016	April 1, 2016	112,613	7,883	45,046
July 26, 2016	July 15, 2016	—	10,823	—

(6)	Represents the unvested portion of the following RSUs, which vest over a two-year period, with one half of the shares vesting on each anniversary of the vesting start date:

Grant Date	Vesting Start Date	Marc Montagner	John Orlando
May 26, 2016	May 1, 2016	—	43,337
May 12, 2017	April 15, 2017	318,471	—

(7)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest in two quarterly installments through April 1, 2018.
(8)	Represents an RSU award assumed by us in connection with our acquisition of Constant Contact. The RSUs vest in three semi-annual installments through April 1, 2019.
(9)	Represents the unvested portion of the following RSUs, which vest annually over a three-year period, with one-third of the shares vesting on each anniversary of the vesting start date:

Grant Date	Vesting Start Date	John Orlando	David C. Bryson
May 12, 2017	April 15, 2017	210,191	95,541

(10)	The right to exercise this option will terminate on November 20, 2019, two years after the date of Mr. Ravichandran’s departure from the company.
(11)	Represents the number of shares underlying Mr. Ravichandran’s PRSA that were earned but unvested as of December 31, 2017. These shares vested on February 13, 2018, the date the company’s management determined the extent to which the performance targets were achieved for the quarterly period ended December 31, 2017. For a description of the PRSA, see page 29 above under “2017 Executive Compensation—Hari Ravichandran—Performance-Based Restricted Stock Award.”
(12)	The right to exercise this option terminated on January 30, 2018, ninety days after the date of Ms. Andreasen’s departure from the company.

2017 Option Exercises and Stock Vested

The following table sets forth information regarding stock acquired upon vesting by our NEOs during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Jeffrey H. Fox	—	—	282,500		2,189,375
Marc Montagner	—	—	272,453		2,132,430
John Orlando	7,499	17,548	32,234		252,739
David C. Bryson	—	—	22,896		182,017
Hari Ravichandran	—	—	1,649,846	(4)	15,232,193
Kathy Andreasen	—	—	259,425	(5)	2,080,370

(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were sold to cover the payment of withholding taxes pursuant to the terms of our Amended and Restated 2013 Stock Incentive Plan or Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan, as applicable.
(3)	Value determined by multiplying the number of vested shares by the closing market price of our common stock on the vesting date.
(4)	Amount includes vested RSUs representing 100,338 shares of common stock that will not be delivered to Mr. Ravichandran until May 21, 2018.
(5)	As described in the Summary Compensation Table, a portion of Ms. Andreasen’s unvested restricted stock awards and RSUs was modified to accelerate vesting to November 1, 2017, the date of her departure from the company. Amount includes 83,200 shares acquired as a result of such accelerated vesting.

Employment and Compensation Arrangements with Named Executive Officers

Jeffrey H. Fox

Employment Agreement

We are party to an employment agreement with Mr. Fox dated August 11, 2017. Mr. Fox’s employment commenced on August 22, 2017; his employment is at-will and may be terminated by either us or Mr. Fox for any reason, at any time. The material terms of Mr. Fox’s employment agreement are summarized below.

Base Salary and Bonuses; Airplane Usage

Mr. Fox’s base salary was $750,000 during 2017 and was increased to $800,000 effective February 2018, and he is eligible to earn an annual bonus starting in 2018 in accordance with the MIP, with a target opportunity of 100% of his base salary. Pursuant to his employment agreement, Mr. Fox is also entitled to reimbursement for expenses for use of his private aircraft for company business purposes at a rate of $4,125 per hour. In 2018, the Compensation Committee and Mr. Fox agreed that reimbursements for flights between his home in Arkansas and our headquarters in Massachusetts will be limited to $225,000 per year. Mr. Fox does not receive any gross-up payments for personal taxes he incurs on reimbursement for these flights. Please see page 28 for additional discussion of Mr. Fox’s compensation, including aircraft reimbursements.

Payments upon Termination of Employment

In the event Mr. Fox is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•	payment of two times his annual bonus at target for the year prior to the year of termination payable over a period of 24 months, or if the termination occurs within nine months prior to a change in control (provided that negotiations related to the change in control are ongoing on the termination date) or within two years after a change in control, payment of two times’ the greater of (x) his annual bonus paid with respect to the year prior to the year of termination or (y) his annual bonus at target for the year of termination;

•	a lump sum payment equal to $40,000; and

•	payment of his annual bonus for the year of termination based on the company’s actual performance against the performance goals established under the MIP for such year, prorated based on the portion of the year during which Mr. Fox provided services to the company.

In order to receive these severance payments, Mr. Fox must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

If Mr. Fox’s employment is terminated due to death or disability, he (or his estate or beneficiaries) will be entitled, subject to specified restrictive covenants, to payment of his annual bonus for the year of termination based on the company’s actual performance against the performance goals established under the MIP for such year, prorated based on the portion of the year during which Mr. Fox provided services to the company. In addition, to the extent Mr. Fox holds any vested stock options upon such a termination, the vested options will remain exercisable for a period of three years (or the remainder of the option term, if shorter) following the termination date.

Equity Acceleration upon a Change in Control

Pursuant to Mr. Fox’s employment agreement and the award agreements governing his equity awards, in the event that, within nine months prior to a change in control (provided that negotiations related to the change in control are ongoing on the termination date) or within two years after a change in control, Mr. Fox is terminated without cause (other than due to disability or death) or he resigns his employment for good reason, he will be entitled to full acceleration of all unvested equity awards he holds as of his termination date, on the later to occur of the completion of the change in control and his termination date. Furthermore, in the event the acquiring or succeeding corporation in a change in control does not agree to assume Mr. Fox’s outstanding equity awards as of immediately prior to the change in control, or to substitute substantially equivalent awards for the outstanding equity awards, then all of Mr. Fox’s then outstanding but unvested equity awards will vest in full immediately prior to the change in control, and any such awards subject to performance standards will vest at the target amount associated with their grant, unless the Board or Compensation Committee determines that a higher level of vesting is appropriate.

Marc Montagner

Employment Agreement

We are party to an employment agreement with Mr. Montagner dated August 3, 2015. Mr. Montagner’s employment agreement had an initial term of two years, beginning on September 15, 2015, and automatically renews for successive one-year terms, unless either we or Mr. Montagner provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Montagner’s employment agreement are summarized below.

Base Salary and Bonus

Mr. Montagner’s annual base salary is $500,000 and he is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 100% of his base salary.

Payments upon Termination of Employment

In the event Mr. Montagner is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as such terms are defined in his employment agreement), 24 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, over a period of 24 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. Montagner must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing Mr. Montagner’s equity awards provide that in the event we undergo a change in control and Mr. Montagner’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date.

John Orlando and David C. Bryson

Employment Agreement

We are party to an employment agreement with Mr. Orlando dated March 27, 2017 and an employment agreement with Mr. Bryson dated March 7, 2016. With the exception of base salary and target bonus percentage, which are summarized in the table below, both of the employment agreements have substantially identical terms.

Base Salary and Bonus

	Base Salary ($)	Annual Target Bonus Opportunity under the MIP
John Orlando	376,200	75%
David C. Bryson	350,000	60%

Term

Each of the employment agreements has an initial term of two years and then automatically renews for successive one-year terms, unless either we or the executive provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. Mr. Orlando’s initial term began on February 14, 2017 and Mr. Bryson’s initial term began on February 22, 2016.

Payments upon Termination of Employment

In the event the executive is terminated without cause or resigns his employment for good reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as defined in the applicable employment agreement), 18 months; payment of annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, over a period of 18 months; and reimbursement on a monthly basis for the COBRA premiums that the executive would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, the executive must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

Except for Mr. Orlando’s RSUs described in footnotes 7 and 8 to the “Outstanding Equity Awards at 2017 Fiscal Year-End” table above, which do not provide for any acceleration, the award agreements governing each executive’s equity awards provide that in the event we undergo a change in control and the executive’s employment is terminated without cause by us within the one-year period following the change in control (as such terms are defined in the applicable award agreement), any remaining unvested portion of his equity awards will vest in full as of his termination date.

Hari Ravichandran

In April 2017, we announced that we entered into a Transition, Separation and Release of Claims Agreement with Mr. Ravichandran, or the transition agreement, whereby Mr. Ravichandran would remain as chief executive officer and a member of our Board while we conducted a search to identify his successor. Mr. Ravichandran ceased serving as our chief executive officer as of August 22, 2017 and his employment with us terminated effective November 20, 2017. Under the transition agreement, Mr. Ravichandran is entitled to continued payment of his base salary for a period of 24 months after his employment termination date, as well as a lump sum payment in an amount (after applicable taxes) equal to the monthly COBRA premium that he would be required to pay to continue group health insurance coverage for a period of 18 months, or approximately $32,000. In addition, the transition agreement provided that Mr. Ravichandran’s equity awards would continue to vest in accordance with their existing terms through his departure date, and extended by one year the period in which he may exercise his vested stock options. See “Potential Payments Upon Termination or Change in Control” table below.

With the exception of the additional year to exercise his vested stock options, these severance benefits are consistent with terms of Mr. Ravichandran’s employment agreement that was in effect prior to the execution of the transition agreement. In order to receive these severance payments, Mr. Ravichandran signed a general release in favor of us and our affiliates and must abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

See page 29 under “Hari Ravichandran—Performance-Based Restricted Stock Award” for a discussion of the treatment of his PRSA upon termination of employment.

Kathy Andreasen

Ms. Andreasen ceased serving as our chief administrative officer and chief people officer as of September 1, 2017 and her employment with us terminated effective November 1, 2017. In connection with the termination of Mr. Andreasen’s employment, our employment agreement with Ms. Andreasen terminated and we entered into a separation agreement that provided for continued payment of Ms. Andreasen’s base salary for a period of 12 months, payment of her target bonus for 2017, reimbursement on a monthly basis for the COBRA premiums that she would be required to pay to continue group health insurance coverage for a period of up to 18 months following her termination, and accelerated vesting of a total of 83,200 shares of restricted stock and restricted stock units. See “Potential Payments Upon Termination or Change in Control” table below.

In order to receive these severance payments, Ms. Andreasen signed a general release in favor of us and our affiliates and must abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Potential Payments Upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our NEOs if his or her employment were terminated by us without cause or by the NEO for good reason, if there were a change in control of our company (regardless of whether the NEO was terminated), if a termination without cause or for good reason took place in connection with a change in control, or in the event of the NEO’s death or disability. These amounts are calculated on the assumption that the employment termination and change in control both took place on December 31, 2017, except for the figures shown for Mr. Ravichandran and Ms. Andreasen, which reflect actual amounts paid or payable to them in connection with their separation from the company.

	Benefits Payable Upon Termination Without Cause/Good Reason				Benefits Payable Upon a Change in Control (regardless of termination)		Benefits Payable Upon Termination Without Cause/Good Reason in Connection with a Change in Control			Benefits Payable Upon Termination due to Death or Disability
Name	Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)		Equity Acceleration ($)(2)		Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)(2)	Severance Payments ($)
Jeffrey H. Fox	1,540,000	—	—		6,698,072	(3)	1,540,000	—	6,698,072	—
Marc Montagner	1,000,000	32,273	—		—		1,500,000	32,273	3,738,874	—
John Orlando	658,350	37,829	—		—		846,450	37,829	2,065,459	—
David C. Bryson	560,000	20,607	—		—		735,000	20,607	1,172,228	—
Hari Ravichandran(4)	400,000	32,273	15,233,117	(5)	—		—	—	—	—
Kathy Andreasen(6)	560,000	32,273	694,720	(7)	—		—	—	—	—

(1)	Calculated based on the estimated cost to us of providing these benefits.
(2)	Amounts represent the fair market value as of December 31, 2017 of any shares that would vest, based on the closing market price of $8.40 on December 29, 2017. The value of any option shares that would vest is calculated based on the difference between the closing price of our common stock on December 29, 2017 and the option exercise price, multiplied by the number of option shares.
(3)	Mr. Fox’s outstanding but unvested equity awards would vest in full immediately prior to a change in control only if the acquiring or succeeding corporation does not agree to assume the equity awards, or to substitute substantially equivalent awards for the outstanding equity awards.
(4)	Amounts shown for Mr. Ravichandran are the actual amounts paid or payable to him under the Transition, Separation and Release of Claims Agreement. See “Employment and Compensation Arrangements with Named Executive Officers—Hari Ravichandran.”
(5)	Amount represents the fair market value of (i) 1,549,508 shares that were earned under Mr. Ravichandran’s performance-based restricted stock award and that vested on November 20, 2017 in connection with Mr. Ravichandran’s termination, based on the closing market price of $9.30 on November 20, 2017 and (ii) 111,931 additional shares earned under the performance-based restricted stock award that vested on February 13, 2018, the date the company’s management determined the extent to which the performance targets were achieved for the quarterly period ended December 31, 2017, based on the closing market price of $7.35 on February 13, 2018.
(6)	Amounts shown for Ms. Andreasen are the actual amounts paid or payable to her under her Separation Agreement with us. See “Employment and Compensation Arrangements with Named Executive Officers—Kathy Andreasen.”
(7)	Amount represents the fair market value as of November 1, 2017 of the shares that vested in connection with Ms. Andreasen’s termination, based on the closing market price of $8.35 on November 1, 2017, the date of her departure from the company.

Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our chief executive officer, and the ratio of these amounts, which are shown for the year ended December 31, 2017 in the table below:

Median of the annual total compensation of all employees (excluding the CEO):	$35,471
Annual total compensation of the CEO:	$12,194,269
Ratio of annual total compensation of the CEO to the median of the annual total compensation of all employees:	344 to 1

The CEO to median employee pay ratio represents a reasonable estimate calculated in accordance with SEC regulations and guidance. Because SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

We used December 31, 2017 as the date of determination for the median employee. As of that date, our total employee population consisted of approximately 3,642 individuals, of which 2,747 were employed in the United States and 895 were employed abroad, including in India, Brazil, the Netherlands and the United Kingdom. As permitted by SEC rules, for purposes of identifying the median employee, we excluded approximately 0.6% of our non-U.S. employee population consisting of approximately 5 individuals employed in the United Kingdom, resulting in an adjusted employee population of approximately 3,637 individuals.

We identified the median employee from our adjusted employee population based on gross income for 2017 as reported on an IRS Form W-2 or foreign equivalent. We converted compensation paid to our India, Brazil and Netherlands employees to U.S. dollars using the applicable exchange rate based on the noon buying rate set forth by the Federal Reserve Board for December 29, 2017: $1.00 U.S. dollar to INR 63.8300 Indian rupees; $1.00 U.S. dollar to BRL 3.3121 Brazilian real; $1.00 U.S. dollar to €0.8318 Euro. We did not annualize the reported gross income of employees as of December 31, 2017 who joined us during 2017.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States with gross income for 2017 in the amount of $35,101. We then identified and calculated the elements of such employee’s compensation for 2017 pursuant to the requirements for the Summary Compensation Table set forth in Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $35,471.

Since we had two chief executive officers during the year, SEC rules permit us to determine annual total CEO compensation by either combining the 2017 compensation of the former and current CEO, or using the compensation of the CEO serving as of the date we selected to identify the median employee, which was December 31, 2017. We chose the latter method, and therefore used annualized 2017 compensation for Mr. Fox, our CEO as of December 31, 2017. The total compensation reported for Mr. Fox in the Summary Compensation Table is $10,951,000, which includes a partial year’s salary and no annual bonus because Mr. Fox joined the company on August 22, 2017. To calculate the pay ratio, we annualized Mr. Fox’s salary to $750,000 and assumed a target bonus of $750,000, resulting in annual total compensation of $12,194,269, which exceeds the amount reported for him in the Summary Compensation Table by $1,243,269. In accordance with SEC rules, Mr. Fox’s annual total compensation used to calculate the pay ratio includes the full grant date fair value of his Initial Equity Award, which was intended to cover 18 months, as discussed on page 28 under “Jeffrey H. Fox—2017 Long-Term Equity Incentives.”

Director Compensation

We compensate our directors who are neither employees of our company nor affiliates of Warburg Pincus or Goldman Sachs, or our eligible directors, for their service as directors. Accordingly, Mr. Fox, our chief executive officer, and Mr. Ravichandran, our former chief executive officer, did not receive any additional compensation for their service as a director. In addition, neither Messrs. Neary, Reedy and Sadrian, each of whom is affiliated with Warburg Pincus, nor Mr. DiSabato, who is affiliated with Goldman Sachs, receive any compensation for their service as directors.

Cash Retainers. Our eligible directors are entitled to receive cash retainer fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$80,000
Additional annual retainer fees for committee service:
Committee chair	$20,000
Committee member (other than chair)	$10,000

Per-Meeting Fees. In the event the Board holds more than five Board meetings in a calendar year (including special meetings held in person but excluding all telephonic Board meetings and all committee meetings), each eligible director will receive a per-meeting attendance fee of $5,000 for each Board meeting in excess of five that he attends in person during that calendar year. In 2017, the Board did not hold more than five in-person meetings, and therefore we did not pay any per-meeting fees to our directors.

Equity Compensation. On May 12, 2017, we granted each eligible director an award of 22,293 restricted stock units under our Amended and Restated 2013 Stock Incentive Plan. The shares underlying these RSUs vest on the first anniversary of the grant date. We do not have a formal policy regarding director equity awards, and we may grant each eligible director additional equity grants during 2018.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he serves.

2017 Eligible Director Compensation

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Dale Crandall	100,000	175,000	—	—	275,000
Tomas Gorny	80,000	175,000	—	—	255,000
Michael Hayford	90,000	175,000	—	—	265,000
Peter Perrone	90,000	175,000	—	—	265,000

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(2)	As of December 31, 2017, each of Messrs. Crandall, Gorny, Hayford and Perrone held outstanding options to purchase 78,250 shares of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about the securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	12,060,910	(2)	$12.30	16,832,720	(3)
Equity Compensation Plans Not Approved by Security Holders	2,429,401	(4)	$8.75	8,250,097	(5)
Total	14,490,311		$12.15	25,082,817

(1)	Does not take into account the shares issuable pursuant to RSUs, which have no exercise price.
(2)	Consists of 8,575,150 shares subject to outstanding stock options, 3,004,137 shares subject to outstanding unvested RSUs and 481,623 shares issuable pursuant to vested RSUs granted in 2013 to Mr. Ravichandran, in each case issued under our Amended and Restated 2013 Stock Incentive Plan.
(3)	Consists of shares available for future issuance pursuant to our Amended and Restated 2013 Stock Incentive Plan.
(4)	Consists of 888,260 shares subject to outstanding stock options and 1,541,141 shares issuable pursuant to outstanding unvested RSUs, in each case issued under our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.
(5)	Consists of shares available for future issuance pursuant to our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 26, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 26, 2018 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Investment funds and entities affiliated with Warburg Pincus(1)	52,562,956	37.1%
Investment funds and entities affiliated with Goldman Sachs(2)	15,378,567	10.9%
Okumus Fund Management Ltd.(3)	12,801,052	9.0%
Capital Research Global Investors(4)	7,339,928	5.2%

Named Executive Officers and Directors

Jeffrey H. Fox	282,500	*
Marc Montagner(5)	801,039	*
John Orlando(6)	113,810	*
David C. Bryson(7)	664,788	*
Hari Ravichandran(8)	10,976,404	7.6%
Kathy Andreasen	126,692	*
James C. Neary(9)	52,562,956	37.1%
Dale Crandall(10)	116,309	*
Joseph P. DiSabato(11)	15,378,567	10.9%
Tomas Gorny(12)	2,436,313	1.7%
Michael Hayford(10)	117,179	*
Peter J. Perrone(10)	131,309	*
Chandler J. Reedy(9)	52,562,956	37.1%
Justin L. Sadrian(9)	52,562,956	37.1%

All executive officers and directors as a group (12 persons)	72,604,770	50.8%

(1)	Consists of (i) 38,748,221 shares of our common stock owned by Warburg Pincus Private Equity X, L.P. and (ii) 1,239,623 shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, the “WP X Funds”) and (iii) 12,575,112 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest” and together with the WP X Funds, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”) is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X Funds. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC and may be deemed to control the Warburg Pincus entities. The Warburg Pincus entities, WP X LP, Warburg Pincus X LLC, Warburg Pincus Partners, LLC, WP, WP LLC, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by the Warburg Pincus entities. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Consists of (i) 6,656,301 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 5,536,478 shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) 1,830,369 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 236,565 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 534,373 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 234,533 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) 349,502 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman exempted limited partnership (collectively, the “GS Entities”) and (viii) 446 shares of our common stock owned by Goldman Sachs & Co. LLC (“GS”). GS is the investment manager for certain of the GS Entities; for a description of transactions between the company and GS, see page 15 for the “Related Person Transactions” section of this proxy statement. GS is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Elizabeth Burban, Beth Cogan, Thomas G. Connolly, Chris Crampton, Jennifer N. Davidson, Joseph P. DiSabato, Raymond Filocoma, Charlie Gailliot, Alex Golten, Bradley J. Gross, Philip Grovit, Matthias Hieber, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Yael K. Levy, Tim Li, Sumit Rajpal, James H. Reynolds, Ankur Sahu, Michael Simpson, David Thomas, Oliver Thym, Mitchell Weiss and Andrew E. Wolff, through voting by the committee members. The business address of GS and the GS Entities is c/o Goldman Sachs & Co. LLC, 200 West Street, 28th Floor, New York, New York 10282.
(3)	Based on the Amendment No. 1 to Schedule 13G filed on February 14, 2018 by Okumus Fund Management Ltd. (“Okumus Mgmt”), Okumus Opportunistic Value Fund, Ltd. (“Okumus Value”) and Ahmet H. Okumus. In such filing, Okumus Mgmt, Okumus Value and Mr. Okumus report that they each have shared voting and dispositive power over 12,801,052 shares of our common stock. The address of Okumus Mgmt and Mr. Okumus is 767 Third Avenue, 35th Floor, New York, New York 10017. The address of Okumus Value is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.
(4)	Based on the Schedule 13G filed on February 14, 2018 by Capital Research Global Investors, a division of Capital Research and Management Company. In such filing, Capital Research Global Investors reports that it has sole voting and dispositive power over 7,339,928 shares of our common stock. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)	Consists of 198,691 shares of our common stock that have vested as of March 26, 2018, 98,480 shares of our common stock that remain subject to vesting as of that date, 159,236 shares subject to restricted stock units that will vest within 60 days of March 26, 2018 and 344,632 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 26, 2018.
(6)	Consists of 343 shares of our common stock that have vested as of March 26, 2018, 95,335 shares subject to restricted stock units that will vest within 60 days of March 26, 2018 and 18,132 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 26, 2018.
(7)	Consists of 339,843 shares of our common stock that have vested as of March 26, 2018, 27,638 shares of our common stock that remain subject to vesting as of that date, 31,843 shares subject to restricted stock units that will vest within 60 days of March 26, 2018 and 265,464 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 26, 2018.
(8)	Includes 7,549,284 shares of our common stock directly owned by Mr. Ravichandran and 217,309 shares of our common stock held by the 2013 Ravichandran Family GST Trust (the “Trust”). Mr. Ravichandran is an investment advisor of the Trust and may be deemed to be the beneficial owner of the shares owned by the Trust. Also includes 481,623 shares of our common stock underlying restricted stock units that have vested as of March 26, 2018, and 2,728,188 shares of our common stock subject to stock options that are exercisable within 60 days of March 26, 2018.
(9)	Messrs. Neary, Reedy and Sadrian are partners of WP and managing directors and members of WP LLC. All shares indicated as owned by Messrs. Neary, Reedy and Sadrian are included because of their affiliation with the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC and may be deemed to control the Warburg Pincus entities.
(10)	Includes 22,293 shares subject to restricted stock units that will vest within 60 days of March 26, 2018 and 78,250 shares of our common stock subject to stock options that are exercisable within 60 days of March 26, 2018.
(11)	GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by GS and the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.
(12)	Mr. Gorny is the grantor and trustee of The Tomas and Aviva Gorny Family Trust and the grantor of each of The Tomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,302,782 shares of our common stock owned by the Gorny Trusts. The number of shares beneficially owned by Mr. Gorny also includes 22,293 shares subject to restricted stock units that will vest within 60 days of March 26, 2018 and 78,250 shares of our common stock subject to stock options that are exercisable within 60 days of March 26, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during 2017, our directors, officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements, except that two Forms 4 were filed late on behalf of John Orlando for the sale of shares on January 4, 2017 and July 3, 2017 to satisfy tax withholding obligations in connection with the vesting of restricted stock units. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I consists of Michael Hayford, Peter Perrone and Chandler Reedy, each with a term ending at the 2020 annual meeting;

•	Class II consists of Dale Crandall, Tomas Gorny and Justin Sadrian, each with a term ending at this Annual Meeting; and

•	Class III consists of Joseph DiSabato, Jeffrey H. Fox and James Neary, each with a term ending at the 2019 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Crandall, Gorny and Sadrian are current directors whose terms expire at the Annual Meeting. Messrs. Crandall, Gorny and Sadrian are each nominated for re-election as a Class II director, with a term ending in 2021.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class II nominees identified above to a three-year term ending in 2021, each such nominee to hold office until his successor has been duly elected and qualified. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not expect that any of the nominees will be unable to serve if elected.

The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, each nominee for Class II director will only be elected if the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” that nominee. See page 2 under “Important Information about the Annual Meeting and Voting” above for more information about our majority voting standard.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CRANDALL, GORNY AND SADRIAN.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast a non-binding advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is commonly referred to as “say-on-frequency.” The stockholders voted “every year” at our 2016 annual meeting of stockholders, which was adopted by our Board. As such, the next required non-binding advisory vote regarding say-on-frequency will be at our 2022 annual meeting of stockholders.

Our executive compensation program is designed to attract, retain and reward the best possible executive talent and to align our executives’ incentives with our business goals, the creation of stockholder value, and the long-term growth of our company. Key features of our executive compensation program include:

•	Long-term incentives in the form of stock options, restricted stock and restricted stock units account for a significant majority of our executives’ compensation, which links executive and stockholder interests and rewards executives for appreciation in our stock price.

•	Our annual cash bonus program, the Management Incentive Plan, is tied to the achievement of designated company performance targets, as well as to individual performance.

•	Our executive compensation is benchmarked annually by our independent compensation consultant against a peer group of companies within a reasonable size range of us.

•	Our NEOs do not have guaranteed base salary increases, bonuses, pension benefits, or “golden parachute” excise tax gross-up arrangements.

•	We believe our compensation program does not encourage excessive risk taking.

•	We prohibit hedging and pledging of our stock by employees, officers and directors.

We encourage stockholders to closely read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 22, which describes in detail our executive compensation program, certain best practices that it features, factors affecting our 2017 executive compensation and the decisions made by our Compensation Committee and our Board with respect to 2017 executive compensation.

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Endurance International Group Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement of Endurance International Group Holdings, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, or BDO, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2018. This appointment is being presented to the stockholders for ratification at the Annual Meeting. BDO has served as our auditor since 2008.

BDO has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to questions as appropriate.

The following table summarizes BDO’s fees billed to us for each of the last two fiscal years. For the fiscal year ended December 31, 2017, audit fees include amounts not yet billed of approximately $742,333.

Fee Category	2016	2017
Audit Fees(1)	$2,144,816	$1,743,269
Audit-Related Fees(2)	$—	$98,516
Tax Fees(3)	$37,348	$110,428
Total Fees	$2,182,164	$1,952,213

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” We did not incur any audit-related fees for the fiscal year ended December 31, 2016.
(3)	Tax fees consist of the fees for the following two general service categories: tax compliance and return preparation and tax planning and consulting. For the fiscal years ended December 31, 2016 and December 31, 2017, we incurred fees of approximately $15,413 and $15,271, respectively, for tax compliance and return preparation, and fees of approximately $21,935 and $95,157, respectively, for tax planning and consulting.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the ratification unless stockholders specify otherwise. Although stockholder ratification is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2018. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2019 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement and proxy card relating to our Annual Meeting of Stockholders to be held in 2019, or the 2019 Annual Meeting, stockholder proposals must include the information set forth in our bylaws and be received at our principal executive offices no later than December 14, 2018. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 23, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive notice of other proposals of stockholders (including director nominations) intended to be presented at the 2019 Annual Meeting but not included in the proxy statement by February 22, 2019, but not before January 23, 2019. However, in the event the 2019 Annual Meeting is scheduled to be held on a date before May 3, 2019, or after July 22, 2019, then these notices may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which notice of the date of such annual meeting was mailed or we first make a public announcement of the date of such annual meeting, whichever first occurs. All such notices must contain the information required by our bylaws, and any proposals we do not receive in accordance with the above standards will not be voted on at the 2019 Annual Meeting.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if you elected to receive printed materials, only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call us at (781) 852-3200 or write us at the following address or phone number: Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. If you would like to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

Supplemental Information about Non-GAAP Financial Measures

FCF per Share as used in Ravichandran PRSA:

The following table shows the calculation and reconciliation to GAAP cash flow from operations of our actual results for free cash flow per share as defined in Mr. Ravichandran’s PRSA for the completed periods indicated below. “PQ” and “PY” signify Performance Quarters and Performance Years, respectively, under the PRSA.

Performance Quarter Ended September 30, 2015 through Performance Quarter Ended December 31, 2016

(numbers in thousands, except for share and per-share numbers)	PQ Ended 9/30/2015	PQ Ended 12/31/2015	PQ Ended 3/31/2016	PQ Ended 6/30/2016	PY Ended 6/30/2016	PQ Ended 9/30/2016	PQ Ended 12/31/2016
Cash flow from operations	$37,582	$43,414	$11,772	$53,843	$146,611	$36,189	$53,157
Less:
Capital expenditures and capital lease obligations	(9,710)	(9,971)	(11,580)	(12,277)	(43,538)	(9,831)	(9,462)
Free cash flow (FCF)	$27,872	$33,443	$192	$41,566	$103,073	$26,358	$43,695
Plus payments related to:
Transaction expenses and charges	1,124	1,332	35,367	1,548	39,371	1,411	113
Integration and restructuring expenses	7,099	5,545	4,837	10,116	27,597	6,135	692
Legal advisory expenses	725	16	993	1,664	3,398	953	1,694
FCF per PRSA agreement	$36,820	$40,336	$41,389	$54,894	$173,439	$34,857	$46,194
Outstanding shares	136,956,541	136,834,419	137,988,527	141,188,196	141,188,196	141,337,436	142,126,393
Less: Award Shares	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)
Outstanding shares per PRSA agreement	133,262,787	133,140,665	134,294,773	137,494,442	137,494,442	137,643,682	138,432,639
FCF per share per PRSA agreement	$0.28	$0.30	$0.31	$0.40	$1.26	$0.25	$0.33

Performance Quarter Ended March 31, 2017 through Performance Quarter Ended December 31, 2017

(numbers in thousands, except for share and per-share numbers)	PQ Ended 3/31/2017	PQ Ended 6/30/17	PY Ended 6/30/2017	PQ Ended 9/30/17	PQ Ended 12/31/17
Cash flow from operations	33,675	48,747	171,768	46,444	72,407
Less:
Capital expenditures and capital lease obligations	(11,295)	(11,908)	(42,496)	(14,571)	(12,678)
Free cash flow (FCF)	22,380	36,839	129,272	31,873	59,729
Plus payments related to:
Transaction expenses and charges		773	2,297
Integration and restructuring expenses	3,143	4,588	14,558	4,858	4,131
Legal advisory expenses	1,530	2,418	6,595	1,442	1,417
FCF per PRSA agreement	27,053	44,618	152,722	38,173	65,277
Outstanding shares	142,460,762	143,041,077	143,041,077	143,397,318	143,623,640
Less: Award Shares	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)	(3,693,754)
Outstanding shares per PRSA agreement	138,767,008	139,347,323	139,347,323	139,703,564	140,036,897
FCF per share per PRSA agreement	$0.19	$0.32	$1.10	$0.27	$0.47

A-1

Reconciliation of adjusted EBITDA to net loss calculated in accordance with GAAP	Year ended December 31, 2017
Net loss	(99,784)
Interest expense, net(1)	156,406
Income tax expense (benefit)	(17,281)
Depreciation	55,185
Amortization of other intangible assets	140,354
Stock-based compensation	60,001
Restructuring expenses	15,810
Transaction expenses and charges	773
(Gain) loss of unconsolidated entities(2)	(110)
Impairment of other long-lived assets	31,460
SEC investigations reserve	8,000

Adjusted EBITDA	350,814

A-2

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 CORPORATE DRIVE, THIRD FLOOR

BURLINGTON, MASSACHUSETTS 01803

UNITED STATES

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
01	Dale Crandall	☐	☐	☐
02	Tomas Gorny	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
03	Justin Sadrian	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
2.

To approve, in a non-binding advisory say-on-pay vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures in the proxy statement.

		☐	☐	☐
3.	To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2018.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Annual Meeting of Stockholders

May 23, 2018 2:00 PM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey H. Fox, Marc Montagner and David Bryson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on May 23, 2018, at Boston Marriott Burlington at One Burlington Mall Road, Burlington, MA 01803, and any adjournment or postponement thereof.

For directions to our Annual Meeting of Stockholders, please visit our website at http://ir.endurance.com/events-and-presentations. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and if you are a beneficial owner of shares held in “street name” proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, May 18, 2018 to Angela White at 781-852-3250, or by e-mail to ir@endurance.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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